Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-1/A of our report dated October 22, 2010 (except for the retroactive effect of the reverse stock split described in Note 2(a) and Note 20 to the consolidated financial statements, for which the date is November 23, 2010), relating to the balance sheets for China Power Technology, Inc. as of December 31, 2008 and 2009 and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the years ended December 31, 2007, 2008 and 2009.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-1/A of our report dated September 16, 2010, relating to the balance sheet for Shandong Fuyuan Equipment Installation Co., Ltd. as of December 31, 2009 and the related statements of income and comprehensive income, changes in owners’ equity, and cash flows for the year ended December 31, 2009.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Bernstein & Pinchuk LLP

New York, New York
December 29, 2010